Exhibit 99.1

CONTACT:

Press Inquiries	Investor Inquiries
Public Relations	Investor Relations
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3460
scott.larson@sycamorenet.com	investor.info@sycamorenet.com

SYCAMORE NETWORKS, INC. REPORTS FOURTH QUARTER and FISCAL YEAR 2006 REVENUE RESULTS

Complete Financial Results Delayed Pending Conclusion of

Further Investigation Into Stock Option Grants

CHELMSFORD, Mass., August 30, 2006 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in optical networking, today reported its revenue results for the fourth quarter and fiscal year ended July 31, 2006.

Revenue for the fourth quarter of fiscal 2006 was $16.3 million, compared with $18.5 million for the fourth quarter of fiscal 2005. Revenue for fiscal 2006 was $87.4 million, compared with $65.4 million for fiscal 2005. Net cash and investments increased by $14.3 million during the fourth quarter to $985.1 million.

The Company also reported that, pending further investigation of recently discovered information relating to the granting of stock options, it is unable at this time to provide complete financial results for the fourth quarter and fiscal year ended July 31, 2006. This information was promptly reported to the Securities and Exchange Commission and the Department of Justice. In light of this information, the Company is further investigating stock option accounting issues and is not yet able to determine whether additional compensation charges will be required, or if required, whether any such charges would be material. Further, the Company is unable to determine whether financial statements for prior periods may be affected. While there can be no assurances as to the final results of this continuing investigation, Sycamore does not currently anticipate that the outcome of the investigation will require any material adjustments to the Company's historical revenues, non-stock option related expenses or cash positions. The Company will not file its Form 10-K for the year ended July 31, 2006 until the investigation has been completed. Sycamore will hold a conference call to discuss its complete financial results after filing its 10-K.

Commenting on the investigation, Daniel E. Smith, president and CEO, Sycamore Networks, said, “We take these matters very seriously and continue to cooperate with the regulatory authorities. We are working diligently to complete the investigation and report our complete financial results.”

With respect to Sycamore’s operational performance, Mr. Smith said “We are pleased with our fiscal year 2006 performance. Key achievements included 34% year-over-year revenue growth, strong margins, expansion of business with new and existing customers, and four consecutive quarters of positive cash generation. While our Q4 results were impacted by the inherently lumpy nature of our business with large carrier customers, we did experience strong quarterly bookings. We continue to maintain unwavering focus on our customers’ needs while further expanding the carrier-class solutions we can offer wireline and wireless network operators.”

The Company also said it expects to complete the previously announced acquisition of Eastern Research, Inc. in early September.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent optical switching products for telecommunications service providers worldwide. The Company’s products form the reliable foundation for some of the world’s most respected and innovative communications networks. Sycamore’s fully integrated edge-to-core optical switching solutions enable network operators to efficiently and cost-effectively provision and manage optical network capacity to support a wide range of voice, video and data services. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the Company's investigation into the accounting treatment for stock options, including the possible restatement of previously issued financial statements, the possible inability of the Company to file its Annual Report on Form 10-K on a timely basis and the possible issuance of a delisting notice by Nasdaq. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company's most recently filed Form 10-Q, Form 10-K and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.